Exhibit 10.3

SUBLEASE

THIS SUBLEASE (“Sublease”) is made as of January 1, 2004, (“Effective Date”) by and between MICROVISION, INC., a Delaware corporation (“Sublessor”), and LUMERA CORPORATION, a Washington corporation (“Sublessee”).

RECITALS

A. Sublessor and Landlord entered into a lease dated November 27, 1998 (the “Lease”), as amended from time to time, a copy of which is attached hereto as Exhibit A, whereby Sublessor leased from Landlord certain Premises described in the Lease located in Buildings F and E in the North Creek Technology Campus I, Bothell, Washington.

B. Sublessor wishes to sublease a portion of the Premises to Sublessee (the “Subleased Premises”), and Sublessee wishes to sublease the Subleased Premises from Sublessor.

AGREEMENT

1. DEFINITION OF TERMS. Terms not otherwise defined in this Sublease shall have the meanings ascribed to them in the Lease.

2. SUBLEASED PREMISES. The Subleased Premises consist of approximately 15,194 rentable square feet located in Building F of North Creek Technology Campus I, designated as Suite 101. The Subleased Premises consists of 10,710 occupied square feet and 4,484 square feet of allocated common area.

3. SUBLEASE TERM. The term of this Sublease shall commence on January 1, 2004 (“Commencement Date”), and shall expire on April 6, 2006.

4. RENT.

4.1 Sublessee’s Base Rent. Beginning as of the Commencement Date, Sublessee shall pay to Sublessor the amount of $20,715.50 per month (the “Sublessee’s Base Rent”). Base Rent is determined by multiplying the rentable square feet of the Subleased Premises by the same rate per square foot that Sublessor pays as Base Rent under the Lease, which, as of the Effective Date, is $1.3634 per rentable square foot. Sublessee shall pay Sublessee’s Base Rent at Sublessor’s address set forth below or via wire transfer as directed by Sublessor on or before the first day of each month during the Sublease Term. Any unpaid portion of Sublessee’s Base Rent for any prior period and the remainder of the calendar month in which the Term of this Sublease commences, shall be paid upon execution of the Sublease.

4.2 Additional Rent.

(a) Payment. Beginning as of the Commencement Date, Sublessee shall pay to Sublessor, Sublessee’s Share of Additional Rent (as described in Section 5.02 of the Lease) (Sublessee’s “Additional Rent”). Monthly payments of Additional Rent are due on or before the first day of each month during the Sublease Term. Other payments of Additional Rent, including annual adjustments, are due upon demand from Sublessor.

(b) Estimates; Adjustments. When Landlord adjusts the Additional Rent under the Lease, the obligations of Sublessor and Sublessee shall be adjusted in a like manner. Upon Sublessee’s written request, Sublessor shall furnish Sublessee with copies of statements of actual or estimated Additional Rent received by Sublessor from Landlord applicable to the Sublease term.

4.3 Sublessee’s Share. For purposes of this sublease “Sublessee’s Share” is based on Sublessee’s pro-rata share of space it occupies in the Subleased Premises calculated by dividing Sublessee’s occupied square feet by the total occupied square feet of Building F. As of the Effective Date, Sublessee’s Share is 22.52%. Sublessee’s Share is subject to modification if there is a change in Sublessee’s occupied or allocated space.

4.4 Late Payment Charge. Sublessee shall pay a late payment charge of 5% of the total amount of Sublessor’s Rent due if any portion of any payment of Sublessee’s Base Rent or Sublessee’s Additional Rent (together, “Sublessee’s Rent”) is not received by Sublessor by the due date. In addition, Sublessee shall immediately reimburse Sublessor for any payment of Sublessee’s Rent that Sublessor is required to make in order to avoid an Event of Default under the Lease, together with any late charge or interest assessed against Sublessor with respect to such payment.

5. PREMISES.

5.1 Condition. Sublessor shall deliver the Premises to Sublessee in good condition, ordinary wear and tear excepted.

5.2 Use. The Subleased Premises shall be used only for office, laboratory, research and development, and light manufacturing purposes, all of which uses shall not vary substantially from Sublessee’s business as conducted on the Commencement Date of this Sublease without Sublessor’s prior written consent, which consent may be withheld in Sublessor’s sole discretion.

5.3 Tenant Improvements. Sublessee shall not make any alterations or improvements to the Subleased Premises without Sublessor’s prior written consent, which consent may be withheld in Sublessor’s sole discretion. Any permitted alterations or improvements to the Subleased Premises shall be at Sublessee’s expense and shall comply with all of the obligations pertaining thereto under the Lease, including but not limited to obtaining any consent required of Landlord, complying with all applicable laws and the quality standards required by the Lease, and removal if required by Sublessor or Landlord. All of Sublessee’s personal property and trade fixtures shall remain the property of Sublessee, shall be maintained in good condition while on the Subleased Premises and shall be removed by Sublessee upon the expiration or earlier termination of this Sublease. As a covenant that shall survive the expiration or earlier termination of this Sublease, Sublessee shall repair, at Sublessee’s sole expense, all damage caused by the installation or removal of Sublessee’s trade fixtures, equipment, furniture or improvements. If Sublessee fails to remove the foregoing items prior to or upon the expiration or earlier termination of this Sublease, Sublessor, at its option and without liability to Sublessee for loss thereof, may keep and use them or remove any or all of them and cause them to be stored or sold in accordance with applicable law, and Sublessee shall, upon demand of Sublessor, pay to Sublessor as Additional Rent hereunder all costs and expenses incurred by Sublessor in so removing storing and/or selling said items. In the event any such fixtures, equipment, and/or furniture of Sublessee are sold by Sublessor, the proceeds of such sale shall be applied, first, to all expenses of Sublessor incurred in connection with removal, storage and sale; second, to any amounts owed by Sublessee to Sublessor under this Sublease or otherwise, and, third, the remainder, if any, shall be paid to Sublessee.

5.4 Signs. Sublessee shall, at its expense, erect only such signs on or about the Subleased Premises as are permitted by the Lease, Sublessor and Landlord.

6. INSURANCE.

6.1 Required Coverages. Sublessee shall at all times carry and pay for the same type of insurance and policy amounts required of Sublessor under the Lease. A certificate of insurance in the form required by the Lease for the insurance policy (and renewals thereof) shall be delivered by Sublessee to Sublessor upon execution of this Sublease and, thereafter, at least 30 days prior to the expiration of such policy. The commercial liability insurance required under Section 7.02 of the Lease shall name Sublessor as an additional insured. In the event Sublessee does not meet the insurance requirements of the Lease, Sublessor may procure such insurance on Sublessee’s behalf and at Sublessee’s expense, and Sublessee shall immediately reimburse Sublessor for the cost thereof.

6.2 Waiver of Subrogation. Landlord and Sublessor reaffirm and Sublessee agrees that each of them waives any rights or recovery against the other for injury or loss due to hazards covered by insurance containing the waiver of subrogation clause described on the endorsement described in Section 7.06 of the Lease to the extent of the injury or loss covered thereby.

6.3 Sublessee’s Property. Sublessee shall be solely responsible for insuring its own property on the Subleased Premises. Sublessor shall not be responsible for loss or damage to the personal property of Sublessee, its sublessees, employees, agents, contractors, customers or invitees, unless such loss or damage was occasioned by the intentional or grossly negligent act of Sublessor, its agents, servants or employees.

7. ASSIGNMENTS. Sublessee shall not sublet or assign (directly or by way of merger, sale or operation of law) the Subleased Premises in whole or in part without Sublessor’s prior written consent in each instance. In lieu of granting consent to an assignment or sublease requested by Sublessee, Sublessor may, at its discretion, elect to terminate this Sublease as to the portion of the Subleased Premises that is the subject of the request. The giving or withholding of Landlord’s consent shall be governed by the terms of the Lease. In no event shall an assignment or sublease of the Subleased Premises release Sublessee from liability under this Sublease.

8. OBLIGATIONS UNDER THE LEASE.

8.1 Assumption by Sublessee. All applicable terms and conditions of the Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Subleased Premises the Premises. Sublessee assumes and agrees to perform the tenant’s obligations under the Lease during the Sublease Term to the extent that such obligations are applicable to the Subleased Premises, except that the obligation to pay rent to Landlord under the Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with the provisions of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Lease. Sublessee shall indemnify, defend and hold Sublessor free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Term of the Lease as a result of Sublessee’s occupancy of the Subleased Premises or breach of the Lease. Sublessor shall exercise due diligence in attempting to cause Landlord to perform its obligations under the Lease for the benefit of Sublessee. If the Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease, provided however, that if the Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Lease, then the defaulting party shall be liable to the non defaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Lease gives Sublessor any right to terminate the Lease in the event of the partial or total damage, destruction, or condemnation of the Premises or the Building or Project, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

8.2 Compliance with Laws; Hazardous Materials. Without limiting the generality of Sublessee’s obligations under Section 8.1, Sublessee confirms that its occupancy and use of the Subleased Premises (a) shall be in compliance with Section 10.01 of the Lease and in particular shall comply with all requirements of municipal, county, state, federal and other applicable governmental authorities now or hereafter in force pertaining to Sublessee’s business operations and use of the Subleased Premises; and (b) shall not violate Section 10.02 of the Lease concerning Hazardous Materials. Any Hazardous Materials used in Sublessee’s business shall be handled and managed with state-of-the-art procedures, equipment and machinery at all times by employees, agents or contractors properly, and consistently trained (and certified, when necessary) in the current and best practices of the handling and management of such materials. Sublessee shall also comply with Sublessor’s Building Security Policy, Safety Policy and associated rules. In addition, Sublessee shall prepare and implement, maintain and enforce a Safety Policy, subject to approval by Microvision, for the management and handling of hazardous materials including responding to spills, leakage, and accidents in accordance with all applicable laws and Sublessor requirements.

8.3 Sublessor’s Obligations. Sublessor covenants with Sublessee to perform all of its obligations under the Lease to the extent Sublessee complies with its obligations under this Sublease and its assumption of the Lease. Sublessor acknowledges that this Sublease shall not limit or impair Sublessor’s liability to Landlord under the Lease.

9. DEFAULT.

9.1 Notice; Cure. Sublessor shall give Sublessee the same notices and rights to cure monetary and nonmonetary defaults as are afforded to Sublessor under the Lease, with all such periods commencing on the effective date of written notice of such default given by Sublessor to Sublessee.

9.2 Remedies. Sublessor shall have the right to cancel this Sublease if Sublessee does not cure any default within any applicable period after notice as provided above, and may exercise any other legal or equitable remedy under applicable law.

10. NOTICES.

10.1 Under Sublease. All notices given under this Sublease shall be in writing and delivered to all the parties in the manner set forth in Section 17.01 of the Lease. All notices shall be delivered to the parties at the following addresses, or at such other address as a party may designate in writing:

Sublessor:	Microvision, Inc. 19910 North Creek Parkway P.O. Box 3008 Bothell WA 98011 Attn: Chief Financial Officer

With a copy to the General Counsel

Sublessee:	Lumera Corporation P.O. Box 3008 19910 North Creek Parkway Bothell, WA 98011 Attn: Chief Executive Officer

10.2 Under Lease. Sublessor and Sublessee shall each promptly provide the other with a copy of all notices received from Landlord regarding the Subleased Premises or this Sublease.

11. LANDLORD’S CONSENT. The effectiveness of this Sublease is expressly conditioned upon the execution of a Landlord’s Consent in the form attached hereto as

Exhibit B by Landlord evidencing its consent to the terms of this Sublease.

12. MISCELLANEOUS.

12.1 Successors. Subject to Section 7 hereof, this Sublease shall bind and inure to the benefit of the respective successors and assigns of Sublessor, Sublessee and Landlord.

12.2 Brokers. Neither party to this Sublease shall be liable for the fees of any other brokers or agents unless and to the extent the party to be charged with such fee or commission otherwise agrees in writing. No broker or agent has the authority to make any representation for or obligate either party to this Sublease.

12.3 Attorneys’ Fees. In the event of any action or proceeding by either party against the other under this Lease, the prevailing party shall be entitled to recover for the fees of its attorneys in such action or proceeding, including costs of appeal, if any, in such amount as the court may adjudge reasonable as attorneys’ fees.

12.4 Waivers; Time. No waiver shall arise or result from any act or omission by any party to this Sublease except when made in writing signed by such party.

12.5 Controlling Law; Venue. This Sublease shall be governed and construed in accordance with the laws of the State of Washington and the venue of any action to interpret or enforce the provisions of this Sublease shall be laid in King County.

12.6 Validity. If a court of competent jurisdiction determines that any portion of this Sublease is invalid or unenforceable, that determination shall not affect the validity or enforceability of the remaining provisions of this Sublease so long as the principal purpose of this Sublease is not materially impaired.

12.7 Counterparts. This Sublease may be executed in two or more counterparts, all of which shall constitute but one and the same Sublease.

12.8 Entire Agreement. This Sublease constitutes the entire agreement among the parties and supersedes all prior oral or written understandings relating to the Lease or the Subleased Premises. This Sublease may be modified only by written agreement between the parties or their successors subsequent to the date of this Sublease.

Executed effective as of the date first written above.

SUBLESSOR:

MICROVISION, INC., a Delaware corporation

By:	/s/ Richard A. Raisig

	Printed Name:	Richard A. Raisig

	Its:	CFO

SUBLESSEE:

LUMERA CORPORATION, a Washington corporation

By:	/s/ Thomas D. Mino

Printed Name: Thomas D. Mino
Its: CEO

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 28th day of April, 2004, before me personally appeared Thomas Mino, to me known to be the CEO of Lumera Corporation, the Washington corporation, that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said limited liability partnership, for the uses and purposes therein mentioned, and on oath stated that (s)he was authorized to execute said instrument on behalf of said limited liability partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

Signature:	/s/ Lindsey L. Stibbard

Name (Print):	Lindsey L. Stibbard

NOTARY PUBLIC in and for the State of Washington, residing at King County My appointment expires: 8/5/2007

[SEAL]

Exhibit A

Lease

Exhibit B

Form of Landlord Consent